Domain Lease Agreement

Re: www.brazil.com www.indonesia.com www.malaysia.com www.canadian.com www.greatbritain.com

This agreement dated for reference May 1, 2005 is between Domain Holdings Inc. (Lessor), an Alberta corporation with a business office at Suite 600, 1100 Melville Street, Vancouver, BC, CANADA V6E 4A6; and FrequentTraveller.com Inc. (Lessee), a Nevada corporation with a business office at 2311 Cherry Street, Bellingham, WA, USA 98225.

Whereas Lessor owns Domain Names and has agreed to lease the right to sell Travel Products on the Domain Names to Lessee, in consideration of $1 and the following mutual promises, the parties agree that:

1.	Definitions. In this agreement,

a.	“Domain Names” means www.greatbritain.com .

b.	“Effective Date” means the day on which the parties have signed this agreement.

c.
“Travel Products” includes the travel related products that Lessee chooses to advertise, market and sell through the Domain Names including but not limited to banners, text links, hotel bookings, flight bookings, tour bookings and travel insurance.

d.	“Net Revenues” means the amount of gross revenues that Lessee generates from all sources, including but not limited to the Domain Names, after deducting:

i.	credits for returns and normal trade discounts,

ii.	any tax, except income tax, that Lessee is required to pay on the sale of Travel Products or to withhold from payments to Lessor.

If Lessee chooses to use third parties to handle Travel Products other than Pay Per Click or Banner Advertising, Net Revenues are equal to gross revenue paid by the consumer to the third party handling the sale and Lessor’s Royalty is a function of the gross booking.

e.	“Annual Royalty” means Percentage of annual Net Revenues of the Lessee, subject to the terms set out in paragraph 5.

f.	“$” means United States dollars unless otherwise indicated.

g.	References to time and business days, whether specific or general, are references to the time and business days in Vancouver, British Columbia, CANADA.

2.
Lease of Right to Sell Travel Products at Domain Names. Lessor will lease the right to sell Travel Products, at the Domain Names, to the Lessee on the terms set out in this agreement. The Lessee acknowledges that travel products represent only one avenue of development for the Domain Names and that any and all other avenues of development, including but not limited to news, dating, music, classifieds etc., remain the property of the Lessor. The Lessee further acknowledges that the development of additional business activities at the Domain Names will benefit the offering of Travel Products at the Domain Names. The Lessor’s right to develop additional business activities at the Domain Names shall not be impeded by the Lessee.

The Lessor acknowledges that some additional business activities, including but not limited to, pornography for example, will be destructive to the Lessee’s travel business activities. The Lessor agrees not to engage knowingly and willingly in additional business activities that damage or marginalize the Lessee’s travel business activities. Notwithstanding the above, the Lessor’s right to develop additional business activities at the Domain Names shall not be impeded by the Lessee.

EX - 1 - 10.1

3.
Development of Domain Names. Lessee must immediately begin to develop the Domain Names so that it can sell Travel Products as soon as practically possible. Lessee acknowledges that this is a material term of this agreement and Lessee’s failure to develop the Domain Names and sell Travel Products constitutes a default under paragraph 15. Lessee is responsible for all costs of development of Travel Products on the Domain Names and will work with Lessor to ensure the Travel Products fit in to the overall look and feel the Lessor chooses at these Domain Names.

All right, title and interest to any trademarks related to the Domain Names and all logos, copyrights and other marks associated with the Domain Names will remain the property of the Lessor.

4.	Term. This agreement will stay in effect until December 31, 2010, unless terminated by either party according to Paragraph 13.

5.	Annual Royalty.

a.	The annual Royalty paid to Lessor will be based on the Net Revenues generated during the calendar year by the Lessee as follows:

5%: On portion up to $20 Million, &;
4%: On portion between $20 Million & $40 Million, &;
3%: On the portion between $40 Million & $60 Million, &;
2%: On the portion between $60 Million & $80 Million; &;
1%: On the portion over and above $80 Million.

b.	Lessee will pay the Royalty in monthly instalments on the 30th day of the month following the month in which Lessee receives Net Revenues.

c.	Lessee will deliver with the Royalty payment a statement that sets out the total Net Revenues received, a list of items deducted to determine the Net Revenues, and the calculation of the Royalty.

d.
If Lessor objects to any Royalty statement, then Lessor must give Lessee written notice within three months of the date of the Year-End Royalty statement, otherwise the Royalty statement is deemed to be conclusive and binding on the Lessor. Lessor cannot make any claim against the statement unless it makes the claim within the three month period following the date of the Year-End Royalty statement.

e.
Beginning in the calendar year of 2006 the annual Royalty will be a minimum of $150,000. In the case that the minimum is not reached through the aggregate of monthly payments, Lessee will make up the difference by payment to Lessor on the 30th of January of the year following the annual Royalty in question.

f.	If Lessee fails to make a Royalty payment within 30 days of the date on which it is due then Lessee is in default of this agreement.

6.
Option to Renew. The Lessee will have the option to renew this agreement for an additional period of 5 years, commencing January 1, 2011 and ending December 31, 2015, and in 5 year increments thereafter, with the following stipulation:

The minimum Royalty payment referenced in 5 (d) will be adjusted to the average of annual Royalty payments generated in the previous 5 year term.

7.
Examination of records. Lessee will keep accurate books and records concerning all transactions relating to this agreement for two years from the date on which Lessor receives the Royalty statements. Lessee will permit Lessor or Lessor’s representative to examine them at Lessee’s business premises during Lessee’s normal business hours if Lessor has given Lessee four days’ written notice that Lessor wants to examine them.

EX - 2 - 10.1

8.
Independent audit. If Lessor discovers an error when it examines Lessee’s records as permitted by paragraph 6, then Lessor may have the books and records audited by independent accountants qualified to perform audits and approved by Lessee. If the audit uncovers an underpayment of a Royalty and restates the amount of the Royalty, the Lessee immediately will pay the amount of the underpayment to Lessor. Lessor will pay the cost of the audit unless the underpayment equals or exceeds 5% of the restated Royalty, in which case Lessee will pay the cost of the audit. The decision of the independent auditor is binding on the parties.

9.  Non-disclosure and use of confidential information.

a. Lessor will not disclose to others, personally use for its own benefit or the benefit of third parties ,or otherwise appropriate or copy any of Lessee’s confidential information except as required in connection with Lessor’s performance of its obligations under this agreement unless Lessor can prove that it acquired the information either before its creation, development or disclosure by Lessee, or by other than unauthorised disclosure.

b. Confidential information is any proprietary or confidential information that Lessor learns from Lessee or from Lessor’s performance under this agreement about Lessee’s business, including trade secrets; products, processes and services; business plans, product development plans, marketing plans or internal business procedures; confidential and proprietary information of Lessee’s customers; test procedures and results; computer codes and hardware system information; customer information and lists; accounting, marketing and merchandising reports and other information generated by Lessee’s operation of the Domain Names; Lessee’s patents, trademarks or other intellectual property rights; and business methods used or developed by or for Lessee.

c. Lessor acknowledges that the confidential information is the exclusive property of Lessee, its customers, or third parties that have disclosed information to Lessee in confidence.

d. Lessor acknowledges that damages at law are an insufficient remedy if Lessor violates the terms of this paragraph and that Lessee may apply for injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of Lessor’s promises in this paragraph.

e. Lessor’s promises in this paragraph are an essential element of this agreement and survive the termination of this agreement.

10.
Good faith. The parties acknowledge that circumstances outside of their control or knowledge can affect their performance of this agreement. Each will work with the other in good faith to resolve any problems that arise in these circumstances.

11.	Representations and warranties.

a.	Lessor represents and warrants that:

i.	It is in good standing in Alberta and where it operates and has the power to make this agreement.

ii.	It is authorised to make and perform this agreement.

iii.	It has not granted to any third party rights that could restrict or in any way limit the Lessee’s lawful use of the Domain Names.

iv.	To the best of its knowledge, it owns the rights that it has granted to Lessee under this agreement.

v.	It owns the Domain Names free of any claim or potential claim by any third party.

vi.	The Domain Names are validly registered in Lessor’s name.

b.	Lessee represents and warrants that:

i.	It is in good standing in Nevada and where it operates and has the power to make this agreement.

ii.	It is authorised to make and perform this agreement.

c.	The parties’ representations and warranties survive the Effective Date.

EX - 3 - 10.1

12. Indemnity.

a. Each party indemnifies the other party and the other party’s directors, officers, employees and agents from all claims, demands, losses, liabilities, and expenses (including reasonable legal fees) arising out of the party’s breach of this agreement.

b. Lessee indemnifies and will defend Lessor, its directors, officers, employees and agents and hold each of them harmless from all claims, demands, damages, losses, liabilities, suits and expenses, including reasonable legal fees arising out of or in connection with Lessee’s use of the Domain Names.

13. Default.

a. Lessee is in default if it does not make a payment or perform any other material obligation that is required by this agreement and Lessor notifies Lessee in writing that it is in default. If Lessee has not cured the default by the end of thirty days from Lessee’s receipt of Lessor’s written notice, then Lessor may terminate this agreement and all obligations hereunder.

b. Lessor is in default if it does not perform any material obligation that is required by this agreement and Lessee notifies Lessor in writing that it is in default, and Lessor has not cured the default by the end of thirty days from Lessor’s receipt of Lessee’s written notice.

14. Termination.

a. Lessor may terminate this agreement, without prejudice to any rights that it has under this agreement or otherwise, on written notice to Lessee if:

i.
Lessee files for bankruptcy, a receiver or trustee of any of Lessee’s property is appointed and the appointment is not vacated within sixty days of the appointment, or any order is made or resolution passed for the winding up of Lessee for any purpose other than the bona fide reconstruction or amalgamation of Lessee, and the order or resolution is not rescinded within sixty days of the date of the order or resolution; or

ii.	Lessee breaches any of its representations and warranties or is in default under paragraph 12.

b. Termination of this agreement under this paragraph by Lessor does not free Lessee from it’s Royalty payment or reporting requirements outlined in this agreement.

c. Lessee may terminate this agreement, without prejudice to any rights that it has under this agreement or otherwise, on written notice to Lessor if Lessor breaches any of its representations and warranties or is in default under paragraph 12.

15. Right of First Refusal

In the event the Lessor undertakes to sell the Domain Names it will offer the Lessee the right of first refusal to purchase the Domain Names at the same terms as those offered to any 3rd party. This right of first refusal will be valid for a period of 15 days following the Lessor’s written notification to the Lessee that it intends to sell the Domain Names.

EX - 4 - 10.1

16.	General provisions.

a.	Time is of the essence of this agreement.

b.	If either party must perform under this agreement on a day that is not a business day in Vancouver, British Columbia, then the party must perform on the next business day in Vancouver.

c.
Any notice that must be given under this agreement must be in writing and delivered by hand to the address given for the party on page 1 or transmitted by fax or email to the fax number or email address that the parties have given to each other. Notice is deemed to have been received when it is delivered if it is delivered during normal business hours and on the next business day if it is delivered outside of normal business hours.

d.	This agreement is the entire agreement between the parties and its terms may be waived or amended only in writing.

e.	This agreement does not create a partnership or joint venture or any other kind of business association between the parties and neither party has the power to bind the other in any way.

f.	Lessee may not assign its interest in this agreement without Lessor’s written consent.

g.	This agreement is binding on the parties and upon their respective successors, assigns and any purchasers of any or all of the Domain Names.

h.	This agreement must be construed in accordance with the laws of British Columbia and litigated in the courts of British Columbia.

i.
No finding by a court of competent jurisdiction that any provision of this agreement is invalid, illegal, or otherwise unenforceable operates to impair or affect the remaining provisions which remain effective and enforceable.

j.	This agreement may be signed in counterparts and delivered to the parties by fax.

The parties’ signatures below are evidence of their agreement.

DOMAIN HOLDINGS INC.

/s/ David Jeffs
___________________________________
Authorised signatory: David Jeffs, President

Date: May 1, 2005

FREQUENTTRAVELLER.COM INC.

/s/ Graham Heal
____________________________________
Authorised signatory: Graham Heal, President

Date: May ______, 2005

EX - 5 - 10.1